Exhibit 99.2
Wayfair Announces CFO Transition Plan
Michael Fleisher to retire; Kate Gulliver to be named CFO and CAO

Boston, Mass. – May 5, 2022 – Wayfair (NYSE:W), one of the world’s largest destinations for the home, today announced the upcoming retirement of Michael Fleisher, Chief Financial Officer, and the planned appointment of Kate Gulliver to the role of Chief Financial Officer and Chief Administrative Officer in November.

“Michael has been a pivotal part of our leadership team for the past eight years, offering counsel far beyond his role as CFO,” said Niraj Shah, CEO, Co-Chairman and Co-Founder, Wayfair. “He helped us take the company public, stand up a world class corporate function, and navigate a global pandemic, and he has been a tremendous thought partner to me and Steve. As you would expect from Michael, he leaves us in a thoughtful way, with a transparent and long-planned timeline, a robust succession plan, and a strong team with tenured leaders.”

“It’s been an extraordinary privilege to be a part of Wayfair’s growth story and a member of this team,” said Fleisher. “I’m a 100% believer in Wayfair’s future and will proudly remain a long term shareholder. I made a commitment to myself and my family years ago to retire on this timeline and have been working to ensure a smooth transition to my successor. Kate is uniquely qualified to take on this role and to continue to propel Wayfair’s growth story.”

With Michael’s decision to retire, the company will be promoting Kate Gulliver, VP, Chief People Officer, to the role of SVP, CFO and CAO, leading Wayfair’s Finance, Legal, Talent, Real Estate and Corporate Affairs teams. Gulliver joined the company as head of Investor Relations after a career at Bain Capital as an investor and at McKinsey as a consultant. She was a core part of Wayfair’s IPO and helped develop the company’s relationships with many of its current investors. Gulliver then built up the company’s Talent organization, and she has been responsible for global human capital management including recruiting, organizational design, talent management, talent analytics, compensation and learning and development. She has led the team safely throughout COVID-19. Kate holds an M.B.A. from Harvard Business School, and a B.A. from Yale University.

“Kate, Michael and I have been working side-by-side, literally, for the past eight years, and no one is better positioned to step into this role than Kate,” said Shah. “She is a trusted counselor and has been part of every major decision at the company since becoming head of Talent. She is exceptional at balancing strategic vision, financial discipline, business savvy and people leadership. I’m excited we will work even more closely together in her new capacity.”

Gulliver is being named incoming CFO today and will formally assume the CFO and CAO role in November. At that point, Fleisher will stay on for a transition period until his retirement on January 15, 2023.

“It’s an honor to take on this role and serve Wayfair in a new capacity,” said Gulliver. “Michael has built an exceptional team and I look forward to working even more closely with the many talented individuals across finance, real estate, legal and our other key administrative functions. We have an exciting road ahead as we continue to drive the future of retail across an expansive home category and to deliver value for all of our stakeholders - including our employees, customers, suppliers and shareholders.”

With Gulliver’s move, Paul Toms, VP, Marketplace, has been appointed to lead the Talent team as VP, Chief People Officer. With more than 15 years at Wayfair, Toms is a seasoned business leader who understands the strategic importance of Talent to the company. He will assume the role on June 1 as Gulliver begins to transition roles.

About Wayfair
Wayfair is the destination for all things home: helping everyone, anywhere create their feeling of home. From expert customer service to the development of tools that make the shopping process easier to

Exhibit 99.2
carrying one of the widest and deepest selections of items for every space, style, and budget, Wayfair gives everyone the power to create spaces that are just right for them.
The Wayfair family of brands includes:
•Wayfair: Everything home – for a space that’s all you.
•Joss & Main: The ultimate style edit for home.
•AllModern: All of modern, made simple.
•Birch Lane: A fresh take on the classics.
•Perigold: An undiscovered world of luxury design.
•Wayfair Professional: Just right for Pros.
Wayfair generated $13.7 billion in net revenue for the full year 2021. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, Wayfair employs approximately 18,000 people.
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Media Relations Contact:
Jane Carpenter
PR@wayfair.com
Investor Relations Contact:
IR@wayfair.com